Exhibit 10.1

FIRST AMENDMENT TO DEPOSIT PROCESSING SERVICES AGREEMENT

THIS FIRST AMENDMENT TO DEPOSIT PROCESSING SERVICES AGREEMENT ("Amendment") is entered into as of this 7th day of November, 2022 ("Effective Date") by and between Customers Bank ("Bank"), a Member of the Federal Reserve System with its principal place of business at 40 General Warren Blvd., Suite 200, Malvern, PA 19355, and BM Technologies, Inc. ("BMTX"), a Delaware corporation with its principal place of business at 201 King of Prussia Road, Suite 350, Radnor, PA 19087. BMTX and Bank are hereinafter referred to, collectively, as the "Parties," and individually each as a "Party."

RECITALS

Bank provided written notice to BMTX of non-renewal pursuant to Section 7.1 of the Deposit Processing Services Agreement within the requisite 180 day prescribed timeframe for notice prior to renewal. The Parties desire to work together to effectuate the successful and timely Transfer of Depositor Accounts under Section VIII of the Deposit Processing Services Agreement (“Agreement”) in the best interests of the consumers.

BMTX issued a request for proposal to several prospective FDIC insured sponsor banks to receive the transfer of the Depositor Accounts. After receiving robust expressions of interest from several qualified FDIC insured sponsor banks, BMTX as of the Effective Date of this Amendment, is negotiating the terms of a definitive deposit processing services agreement with a new sponsor bank but, will likely not have the transfer of the Depositor Accounts to the new sponsor bank completed by December 31, 2022.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

1.	Notwithstanding the Bank’s provision of notice of non-renewal and the requirements of Section 7.1 of the Agreement, the Parties agree that the Agreement shall extend until the earlier of: 1) BMTX’s execution of a definitive agreement with a new sponsor bank to receive the transfer of the Depositor Accounts and the successful completion of the transfer or 2) six months from December 31, 2022.
2.	Effective January 1, 2023, Schedule 3.2 of the Agreement shall be amended by deleting Section II.(ii) in its entirety and the two paragraphs immediately following Section II.(ii) of Schedule 3.2 of the Agreement.
3.	Notwithstanding Paragraph 2, supra, the Parties agree that, pursuant to that certain Private Label Banking Program Agreement by and between the Bank and T-Mobile USA, Inc., dated February 24, 2017, as amended (the “PLBPA”), the Bank’s obligation to use Durbin Exemption rates in calculating and paying the Net Interchange Fees (each as defined under the PLBPA) under the PLBPA shall continue until the earlier of (i) the Bank no longer holding the T-Mobile Customer accounts and issuing the Cards (each as defined under the PLBPA) or (ii) February 24, 2023.
4.	Other than the foregoing changes to the Agreement, the remainder of the Agreement shall remain in full force and effect as originally executed by the Parties.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

CUSTOMERS BANK	BMTX, INC.

By: /s/ Carla Leibold	By: /s/ Robert Ramsey

Name: Carla Leibold	Name: Robert Ramsey

Title: EVP – CFO	Title: Chief Financial Officer